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Exhibit 5.1

[STOEL RIVES LLP LETTERHEAD]

                                        , 2012

ESCO Corporation
2141 NW 25th Avenue
Portland, Oregon 97210

          We have acted as counsel to ESCO Corporation, an Oregon corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933 (the "Act") relating to (i)                            shares of Class A Common Stock of the Company to be offered by the Company (the "Company Shares"),                          of which shares are subject to an overallotment option granted by the Company to the underwriters, and (ii)                           shares of Class A Common Stock of the Company to be offered by selling shareholders of the Company (the "Selling Shareholder Shares"). The Selling Shareholder Shares will be converted from Legacy Class A Common Stock immediately before sale to the public as provided in the 2011 Restated Articles of Incorporation (the "Restated Articles") of the Company approved by the Board of Directors and a majority of the shareholders of the Company.

          We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion. In our review, we have assumed the following: (i) the documents reviewed and relied upon in giving the opinion are true and correct copies of the original documents, and the signatures on the documents are genuine; (ii) the representations of officers and employees are correct as to questions of fact; and (iii) the persons executing the documents examined have the legal capacity to execute the documents.

          When (i) the Registration Statement becomes effective under the Act; (ii) the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee") determines the price per share of the Class A Common Stock offered to the public and sold to the underwriters of the offering and approves the issuance of a share dividend to effect the stock split described in the Registration Statement; (iii) the Restated Articles are filed with the Oregon Secretary of State; (iv) the underwriting agreement between the Company and the underwriters has been duly executed and delivered; and (v) the shares of the Class A Common Stock have been delivered to and paid for by the underwriters as contemplated by the underwriting agreement, it is our opinion that each of the Company Shares and the Selling Shareholder Shares (1) will be duly authorized shares of Class A Common Stock of the Company and (2) will be legally issued, fully paid and nonassessable.

          We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
STOEL RIVES LLP

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  Exhibit 5.1